EXHIBIT 10.18

SUPPLEMENTAL BENEFIT AGREEMENT

This Supplemental Benefit Agreement (the “Agreement”) is dated and effective June 12, 2012 between Meridian Bioscience, Inc., an Ohio Corporation (the “Corporation”) and John A. Kraeutler, Chief Executive Officer (“Executive”).

WITNESSETH:

WHEREAS, the Corporation and Executive wish to amend and restate a salary continuation agreement dated January 19, 1995, and previously amended on April 24, 2001, December 29, 2008 and August 3, 2011, to provide for certain additional supplemental benefits to Executive, as amended.  This amended and restated agreement shall be referred to as the Supplemental Benefit Agreement;

WHEREAS, Executive is an employee of the Corporation;

WHEREAS, Contemporaneous with the execution of this Agreement, Employee and Corporation have entered into an amended and restated employment agreement (“Amended Employment Agreement”);

WHEREAS, it is the consensus of the Board of Directors that Executive's services have been of exceptional merit, in excess of the compensation paid and an invaluable contribution to the profits and position of the Corporation in its field of activity;

WHEREAS, certain benefits under the prior agreements, as amended, have vested and would be due Executive if his employment was currently terminated (“Previously Vested Benefits”);

WHEREAS, the Board of Directors believes that Executive's experience, knowledge of corporate affairs, reputation and industry contacts are of value and his continued services essential to Corporation's future growth and profits; and

WHEREAS, it is the desire of the Corporation and the Executive to enter into this Agreement under which the Corporation will agree to make certain payments to Executive upon his retirement from service or alternatively, to his beneficiaries in the event of his death.

The recitals contained in the foregoing "Whereas" clauses are acknowledged by the parties to be true and accurate, and are incorporated herein, and made a part of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and the provisions of the Executive’s Amended Employment Agreement, the Corporation and the Executive, agree as follows:

Supplemental Benefit Agreement

ARTICLE I. – DEFINITIONS

A.	Capitalized Terms. Capitalized terms used herein without specific definition or reference herein shall have the meanings respectively ascribed thereto in the Amended Employment Agreement.

B.	Non-Qualified Retirement from Service. “Non-Qualified Retirement from Service” shall occur, if Executive voluntarily terminates his employment without a Good Reason.

C.
Qualified Retirement from Service.  “Qualified Retirement from Service” shall occur on the termination of Executive’s employment for reasons other than upon the occurrence of a Non-Qualified Retirement from Service.  A Qualified Retirement from Service shall include, but not be limited to:  (i) Executive’s termination of his employment for Good Reason, (ii) the Corporation’s termination of Executive’s employment without Cause,  (iii) termination of Executive’s employment for any reason (with or without Cause or Good Reason, whether such termination is voluntary or involuntary) within ninety (90) days prior to a Change of Control Event or any time within thirty-six (36) months following the date of the occurrence of a Change of Control Event, or (iv) termination of Executive’s employment any time after the date of September 30, 2014.

D.
Insurance Benefits.  “Insurance Benefits” shall mean (1) all premium payments in amounts sufficient to cover in full Executive’s health insurance supplement to Medicare coverage (or any successor program or supplemental program as may be legislated) at a level equivalent to the most comprehensive coverage available; and (2) all premium payments in amounts sufficient to provide for comprehensive long-term care insurance for Executive.

ARTICLE II. – SUPPLEMENTAL BENEFITS

The following benefits provided by the Corporation to the Executive are in the nature of a fringe benefit and shall in no event be construed to neither affect nor limit the Executive's current or prospective salary increases, cash bonuses or profit-sharing distributions, credits or any other employee benefits offered by the Corporation. All benefits paid pursuant to the terms of this Agreement are subject to applicable federal, state and local withholding and income taxes.

A.
Benefits due Upon a Qualified Retirement from Service.  Upon a Qualified Retirement from Service, Executive shall be entitled to and Corporation shall provide and pay for the following supplemental benefits:

Supplemental Benefit Agreement

The Executive shall receive $1,200,000 (“Total Amount”) from the Corporation payable in 120 monthly payments of $10,000 each (“Installment Amount”), beginning on the first day of the seventh month following the Executive’s Qualified Retirement from Service whereby the Executive shall receive in a single sum the first seven months of such payments.  Thereafter, commencing on the first day of the eighth month following the Qualified Retirement from Service, the payments shall continue for a period of 113 months.

In the event that the Executive should die subsequent to his Qualified Retirement from Service, but prior to his receipt of the Total Amount, the unpaid balance of such monthly payments shall be discounted at the Prime Rate as quoted in The Wall Street Journal (or any successor publication or similar financial publication, as agreed) and effective as of Executive’s Qualified Retirement from Service.  The discounted amount shall be paid in a single sum to the beneficiary selected by the Executive in the beneficiary designation form provided by the Corporation. In the absence of or failure of the Executive to designate a beneficiary, the discounted amount shall be paid in a single sum to the Executive's estate.  For purposes of this paragraph, the single sum amount shall be paid to the beneficiary selected by the Executive, or paid to the Executive’s estate, as the case may be, on the first day of the first month following the month of Executive’s death, in accordance with the terms hereof.

The Corporation shall provide and pay for Insurance Benefits to or for the benefit of Executive for the remainder of his lifetime.

B.
Benefits Due Upon a Non-Qualified Retirement from Service.  Upon a Non-Qualified Retirement from Service, Executive shall be entitled to and Corporation shall provide and pay for the supplemental benefits set forth in Article II(A), including Insurance Benefits, provided, however, the Total Amount shall be reduced from $1,200,000 to $600,000 and the Installment Amount shall be reduced from $10,000 to $5,000, payable on the same terms as set forth above.  The benefits (other than the Insurance Benefits) set forth in this Article II(B) represent supplemental benefits which were fully vested as of the date of execution of this Agreement, subject only to the Executive’s separation from service.

C.
Termination of Service for Cause.  Should Executive be discharged for Cause subsequent to the date hereof, Executive shall be paid only the benefits payable for a Non-Qualified Retirement from Service, and Executive shall forfeit the additional payments that would be paid under a Qualified Retirement from Service.  Due to Executive’s agreement to continued services to Corporation under Executive’s Amended Employment Agreement, and in consideration of such continued services by Executive, Corporation re-affirms all payments due under a Non-Qualified Retirement from Service upon the execution of this Agreement, which payments would have been paid if Executive elected to retire at such time.

Supplemental Benefit Agreement

ARTICLE III. - RESTRICTIONS UPON FUNDING

Corporation shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Agreement. The Executive, his beneficiaries or any successor in interest to him shall be and remain simply a general creditor of the Corporation in the same manner as any other creditor having a general claim for matured and unpaid compensation.

The Corporation reserves the absolute right, in its sole discretion, to either fund the obligations undertaken by this Agreement or to refrain from funding the same and to determine the extent nature, and method of such funding.

Should the Corporation elect to fund this Agreement, in whole or in part, through the purchase of life insurance, mutual funds, disability policies or annuities, the Corporation reserves the absolute right, in its sole discretion, to terminate such funding at any time, in whole or in part. At no time shall Executive be deemed to have any lien nor right, title or interest in or to any specific funding investment or to any assets of the Corporation.

If the Corporation elects to invest in a life insurance, disability or annuity policy upon the life of Executive, then Executive shall assist the Corporation by freely submitting to a physical exam and supplying such additional information necessary to obtain such insurance or annuities.

ARTICLE IV. – MISCELLANEOUS

A.
Alienability and Assignment Prohibition.  Except to the extent provided below, neither Executive, his widow nor any other beneficiary under this Agreement shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Executive or his beneficiary, nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. In the event Executive or any beneficiary attempts assignment, commutation, hypothecation, transfer or disposal of the benefits hereunder, the Corporation's liabilities shall forthwith cease and terminate. Notwithstanding the preceding prohibition, in the event Executive and his spouse divorce, the value of the benefits payable hereunder may be subject to the division for the benefit of Executive's spouse pursuant to a divorce decree or other similar domestic relations order.

Supplemental Benefit Agreement

B.
Binding Obligation of Corporation and Any Successor in Interest.  This Agreement shall be binding upon the parties hereto, and their respective successors, assigns, beneficiaries, heirs and personal representatives.

C.
Amendment and Revocation.  It is agreed by and between the parties hereto that, during the lifetime of the Executive, this Agreement may be amended or revoked at any time or times, in whole or in part, by the mutual written assent of the Executive and the Corporation.

D.	Gender. Whenever in this Agreement words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

E.
Effect on Other Corporation Benefit Plans.  Nothing contained in this Agreement shall affect the right of the Executive to participate in or be covered by any qualified or non-qualified pension, profit sharing, group, bonus or other supplemental compensation or fringe benefit plan constituting a part of Corporation's existing or future compensation structure.

F.
Non-compete Agreement.  In the event the Executive violates any non-competition and confidentiality agreement (or similar agreement) with the Corporation, no further benefits shall be payable pursuant to this Agreement. This provision is in addition to any remedies the Corporation might otherwise have for such a violation and does not otherwise modify any such agreement.

G.	Headings. Headings and subheadings in this Agreement are inserted for reference and convenience only and shall not be deemed a part of this Agreement.

H.	Applicable Law. The validity and interpretation of this Agreement shall be governed by the laws of the state of Ohio.

IN WITNESS WHEREOF, the parties hereto acknowledge that each has carefully read this Agreement and executed the original thereof as of the date first above written.

/s/ Shirley Torrence	/s/ John A. Kraeutler
Witness	Executive

/s/ Shirley Torrence	/s/ Melissa Lueke
Witness	Corporation

Supplemental Benefit Agreement